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                                                                      EXHIBIT 21





                              LIST OF SUBSIDIARIES



 Name of Subsidiary                State/Country of Incorporation/Organization
 ------------------                -------------------------------------------
 ICT/Canada Marketing, Inc.                 Canada
 Eurotel Marketing Limited                  Ireland
 Harvest Resources, Inc.                    Delaware
 Yardley Enterprises, Inc.                  Delaware